EXHIBIT 2.11

                          -----------------------------


                            ASSETS PURCHASE AGREEMENT

                             DATED AS OF JULY 24, 1998

                                      AMONG

                     SYMPHONY DIAGNOSTIC SERVICES NO.1, INC.

                                       AND

                        INTEGRATED HEALTH SERVICES, INC.

                                       AND

                      TACOMA RADIOLOGICAL ASSOCIATES, P.S.

                        D/B/A MOBILE MEDICAL DIAGNOSTICS

                                       AND

                             RADIOLOGICAL ASSOCIATES

                                       AND

                                  SHAREHOLDERS

                          -----------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE

ARTICLE I:   SALE AND PURCHASE OF ASSETS.......................................1
    1.1      Sale and Purchase of Assets.......................................1
    1.2      Liabilities.......................................................2
    1.3      Designated Contracts..............................................3
    1.4      Accounts Receivable...............................................4
    1.5      Employees and Consultants.........................................4

ARTICLE II:  PURCHASE PRICE....................................................4
    2.1      Determination and Payment of Purchase Price.......................4
    2.2      Allocation........................................................4

ARTICLE III: IHS STOCK.........................................................5
    3.1      IHS Stock.........................................................5

ARTICLE IV:  THE CLOSING.......................................................9
    4.1      Time and Place of Closing.........................................9

ARTICLE V:   REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND
    SHAREHOLDERS..............................................................10
    5.1      Organization and Standing of the Companies.......................10
    5.2      Absence of Conflicting Agreements................................10
    5.3      Consents.........................................................10
    5.4      Capital Stock and Partnership Interests..........................10
    5.5      Assets...........................................................11
    5.6      Trademarks.......................................................11
    5.7      Contracts........................................................11
    5.8      Customers........................................................13
    5.9      Financial Statements.............................................13
    5.10     Fee Schedules and Reimbursement..................................13
    5.11     Material Changes.................................................13
    5.12     Licenses and Permits.............................................14
    5.13     Title, Condition of Tangible Personal Property...................14
    5.14     Legal Proceedings................................................15
    5.15     Employees........................................................15
    5.16     Collective Bargaining, Labor Contracts,
               Employment Practices, Etc .....................................15
    5.17     ERISA............................................................16
    5.18     Insurance and Surety Agreements..................................17



                                       (i)


     5.19     Relationships...................................................17
     5.20     Absence of Certain Events.......................................17
     5.21     Compliance with Laws............................................18
     5.22     Finders.........................................................19
     5.23     Tax Returns.....................................................19
     5.24     Encumbrances Created by this Agreement..........................19
     5.25     Subsidiaries and Joint Ventures.................................19
     5.26     Complete Disclosure.............................................20
     5.27     Books of Account; Records.......................................20
     5.28     Questionable Payments...........................................20
     5.29     Reimbursement Matters...........................................20
     5.30     Medicare/Medicaid Participation.................................20
     5.31     Power and Authority.............................................21
     5.32     Capacity........................................................21
     5.33     Binding Effect..................................................21
     5.34     Questionnaires..................................................21

ARTICLE VI:   REPRESENTATIONS AND WARRANTIES OF BUYER AND IHS.................21
     6.1      Organization and Standing.......................................21
     6.2      Power and Authority.............................................21
     6.3      Binding Agreement...............................................21
     6.4      Absence of Conflicting Agreements...............................22
     6.5      Consents........................................................22
     6.6      Finders.........................................................22
     6.7      Capital Stock...................................................22

ARTICLE VII:  INFORMATION AND RECORDS CONCERNING THE COMPANIES
          ....................................................................22
     7.1      Access to Information and Records before Closing................22

ARTICLE VIII:  OBLIGATIONS OF THE PARTIES UNTIL CLOSING.......................23
     8.1      Conduct of Business Pending Closing.............................23
     8.2      Negative Covenants of the Companies and their Subsidiaries......23
     8.3      Affirmative Covenants...........................................23
     8.4      Pursuit of Consents and Approvals...............................24
     8.5      Exclusivity.....................................................24

ARTICLE IX:  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS......................25
     9.1      Representations and Warranties..................................25
     9.2      Performance of Covenants........................................25
     9.3      Delivery of Closing Certificate.................................25
     9.4      Opinion of Counsel..............................................25
     9.5      Legal Matters...................................................25



                                      (ii)

     9.6      Authorization Documents.........................................25
     9.7      Material Change.................................................26
     9.8      Approvals.......................................................26
     9.9      IRS Form 8594...................................................26
     9.10     Insurance.......................................................26
     9.11     Good Standing Certificate.......................................26
     9.12     Bill of Sale....................................................26
     9.13     Regulatory Matters..............................................26
     9.14     Title Matters...................................................26
     9.15     Leased Property.................................................26
     9.16     Sales Tax.......................................................27
     9.17     Change of Name..................................................27
     9.18     Patient Examination Summary.....................................27
     9.20     Other Documents.................................................27

ARTICLE X:    CONDITIONS PRECEDENT TO COMPANIES' OBLIGATIONS..................27
     10.1     Representations and Warranties..................................27
     10.2     Performance of Covenants........................................27
     10.3     Delivery of Closing Certificate.................................27
     10.4     Opinion of Counsel..............................................28
     10.5     Legal Matters...................................................28
     10.6     Good Standing Certificates......................................28
     10.7     Other Documents.................................................28

ARTICLE XI:   OBLIGATIONS OF THE PARTIES AFTER CLOSING........................28
     11.1     Survival of Representations and Warranties......................28
     11.2     Indemnification by Shareholders and the Companies...............28
     11.3     Indemnification by Buyer........................................29
     11.4     Control of Defense of Indemnifiable Claims......................29
     11.5     Restrictions....................................................30
     11.6     Records.........................................................31
     11.7     Customer Transition.............................................32
     11.8     Use of Premises.................................................32

ARTICLE XII:  TERMINATION.....................................................32
     12.1     Termination.....................................................32
     12.2     Effect of Termination...........................................32

ARTICLE XIII: CASUALTY, RISK OF LOSS..........................................33
     13.1     Casualty, Risk of Loss..........................................33



                                      (iii)


ARTICLE XIV:  MISCELLANEOUS...................................................33
     14.1     Costs and Expenses..............................................33
     14.2     Performance.....................................................33
     14.3     Binding Effect..................................................33
     14.4     Effect and Construction of this Agreement.......................33
     14.5     Cooperation - Further Assistance................................34
     14.6     Notices.........................................................34
     14.7     Waiver, Discharge, Etc..........................................35
     14.8     Rights of Persons Not Parties...................................35
     14.9     Governing Law...................................................35
     14.10    Amendments, Supplements, Etc....................................35
     14.11    Severability....................................................35
     14.12    Counterparts....................................................35
     14.13    Arbitration.....................................................36
     14.14    Public Announcements............................................36



                                      (iv)

                              SCHEDULES & EXHIBITS
                              --------------------

Schedule 1.3               -       Designated Contracts
Schedule 5.3               -       Consent List of Companies
Schedule 5.4               -       Capital Stock
Schedule 5.5               -       Fixed Assets
Schedule 5.6               -       Trademarks
Schedule 5.7               -       Contracts
Schedule 5.8               -       Customers
Schedule 5.9(a)            -       Unaudited Financial Statements
Schedule 5.9(b)            -       Unaudited Interim Financial Statements
Schedule 5.10              -       Fee Schedules
Schedule 5.11              -       Material Changes
Schedule 5.12              -       Licenses, Permits, Certificates of Need
Schedule 5.13(a)           -       Liens Satisfied at Closing
Schedule 5.13(b)           -       Leases of Personal Property
Schedule 5.14              -       Legal Proceedings
Schedule 5.15              -       Employees
Schedule 5.17              -       Employment Benefit Plans; COBRA Benefits
Schedule 5.18              -       Insurance and Surety Agreements
Schedule 5.19              -       Relationships
Schedule 5.20              -       Absence of Certain Events
Schedule 5.21              -       Compliance with Laws
Schedule 5.23              -       Tax Returns
Schedule 5.25              -       Subsidiaries, Joint Ventures, etc.
Schedule 5.29              -       Reimbursement Matters


Exhibit 5.34               -       Questionnaire
Exhibit 9.3                -       Closing Certificate of Sellers and the Companies
Exhibit 9.4                -       Opinion of Sellers' Counsel
Exhibit 9.12               -       Bill of Sale
Exhibit 10.3               -       Closing Certificate of Buyer
Exhibit 10.4               -       Opinion of Buyer's Counsel




                                       (v)

                           --------------------------

                            ASSETS PURCHASE AGREEMENT

                           --------------------------


     This Assets Purchase Agreement (the "AGREEMENT") is made as of the 24th day of July, 1998, among SYMPHONY DIAGNOSTIC SERVICES NO.1, INC., a California corporation ("Buyer"), INTEGRATED HEALTH SERVICES, INC. ("IHS"), TACOMA RADIOLOGICAL ASSOCIATES, P.S. D/B/A MOBILE MEDICAL DIAGNOSTICS, a Washington professional services corporation ("TACOMA"), RADIOLOGICAL ASSOCIATES, a Washington general partnership ("RADIOLOGICAL") (together Tacoma and Radiological shall hereafter be referred to as the "COMPANIES" and each a "COMPANY"), and each of the shareholders of Tacoma and partners of Radiological whose signatures appear at the end of this Agreement ("SHAREHOLDERS" or "SELLERS").

     WHEREAS, the Companies are the owners of certain assets utilized in connection with the Companies' mobile x-ray, mobile EKG and mobile ultrasound services business, excluding the physicians' interpretations (the "BUSINESS"); and

     WHEREAS, Buyer wishes to purchase certain of the Companies' assets, and the Companies wish to sell such assets to Buyer, in accordance with the terms and conditions hereinafter set forth; and

     WHEREAS, IHS is the parent company of Buyer; and

     WHEREAS, Shareholders are the owners of all of the issued and outstanding shares of the common stock of Tacoma and Shareholders are the owners of all of the partnership interests of Radiological, and Shareholders are willing to be bound by the non-competition provisions of this Agreement and to join in the representations and warranties of the Companies hereunder; and

     NOW, THEREFORE, for and in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, Shareholders, Buyer, IHS and the Companies, intending to be legally bound, agree as follows:

     ARTICLE I: SALE AND PURCHASE OF ASSETS

     1.1 SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer shall acquire from the Companies, and the Companies shall sell, assign, transfer and convey to Buyer, free and clear of all liens, claims and encumbrances, all of the assets of the Business, including, without limitation, all contract rights, leasehold interests, fixed and moveable equipment, tangible personal property, inventory and supplies, goodwill, trade names (including the name "Mobile Medical Diagnostics" and any variations thereof), trademarks, patient records and files, telephone numbers, all customer contracts between Tacoma and any other name under which the business of Tacoma is conducted, including any affiliate, if any, and the health care facilities that it services, all of the Companies'
right, title and interest in and to the business name "Mobile Medical Diagnostics" and any other name under which the Business is conducted, and, to the extent permitted by law, all permits, licenses and other governmental approvals, as presently constituted and utilized in the Business (collectively, the "Assets"), but excluding (i) all cash, whether on hand or in marketable securities, and accounts receivable of the Companies as of the Closing Date,
(ii) inventory and supplies disposed of in the ordinary course of business from the date hereof until Closing, (iii) all provider agreements and provider numbers with Medicare and Medicaid, and (iv) the logo design used with the name "Mobile Medical Diagnostics". Buyer shall not accept any assignment of the Companies' or Sellers' provider agreements, provider numbers or any assignment of any type or relationship with Medicare, Medicaid. Sellers will change the Mobile Medical Diagnostics name to a name other than Mobile Medical Diagnostics and Sellers will not change such name to a confusing similar name. Notwithstanding the foregoing, Sellers shall be permitted to use the "Mobile Medical Diagnostics" name for purposes of billing and collection only for a period up to nine (9) months following the Closing Date.

     1.2 LIABILITIES.

         (A) Buyer shall not assume any liabilities or obligations of the Companies. For purposes of this Agreement, the term "Liability" means any claim, lawsuit, liability, obligation or debt of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, and whether or not of a type which would be reflected as a liability on a balance sheet (including, without limitation, federal, state and local taxes of any nature) in accordance with generally accepted accounting principles, consistently applied ("GAAP"), including without limitation (i) the full dollar amount of all of Companies' commitments and contingencies over the remaining life of any leases, contracts or other obligations to which either Company is a party or subject as of the Closing Date; (ii) malpractice claims asserted by patients or any other tort claims asserted, claims for breach of contract, or any claims of any kind asserted by patients, former patients, employees of Companies or any other party that are based on acts or omissions occurring on or before the Closing Date; (iii) amounts due or that may become due to Medicare or Medicaid or any other health care reimbursement or payment intermediary or any carrier, nursing home or other facility, or other third party payor on account of any health care reimbursement recapture, adjustment or overpayment whatsoever with respect to any period on or prior to the Closing Date ("EXCESS REIMBURSEMENT LIABILITIES"); (iv) any accounts payable, or employment or other taxes and any other obligation or liability of Companies to pay money whatsoever; (v) accrued but unpaid compensation or other benefits to any of the Companies' employees, agents, consultants or advisers, including accrued vacation; (vi) any amounts due or other obligations arising under the Companies' transaction with Dr. F. Trunkey; and (vii) any amounts due or other obligations arising under Tacoma's (i) Money Purchase Pension Plan and Trust and (ii) Profit Sharing Plan and Trust. Following the Closing Date, the Purchase Price (as defined below) will be subject to reduction to any extent that the Buyer becomes liable for the payment of any Liability which arises from operation of the Company prior to the Closing Date.

         (B) Notwithstanding the provisions of the immediately preceding paragraph, on the Closing Date, contingent upon the consummation of the transactions contemplated hereby, Buyer shall assume those obligations arising under the Designated Contracts specified pursuant to Section 1.3, below, and assigned by Companies to Buyer, with respect to, and only with respect to, services to be rendered or goods to be supplied to or benefits to be conferred upon Buyer solely after the Closing Date. Liabilities and obligations under such Designated Contracts that have accrued, or the performance of which is due, on or prior to the Closing Date, and all liabilities and obligations under all other Contracts or which are in payment or consideration for any excluded assets, shall remain the sole responsibility of Companies and shall be paid or performed on or prior to the Closing Date.

    1.3   DESIGNATED CONTRACTS.

         (A) As soon as practicable after the date hereof but in no event later than the day immediately preceding the Closing Date, Buyer shall deliver notice in writing to Company designating which, if any, of the Contracts (defined herein) set forth on Schedule 5.7 will be assigned to and assumed by Buyer (the "DESIGNATED CONTRACTS"). Such notice of designation will be set forth on
Schedule 1.3 to be attached hereto. If within said period of time Buyer fails to so deliver notice to Companies, Buyer will be deemed to have designated none of the Contracts and Companies will remain fully liable thereunder. Upon Closing, Buyer will provide mobile x-ray and/or mobile EKG services to the facilities or organizations with which the Companies currently have service contracts. To the extent Buyer makes any such designation and subject to the rights of third parties to any assignment, Companies shall at Closing be obligated to assign all of its right, title and interest under such Contracts to Buyer and Buyer shall assume the obligations accruing after Closing under such Designated Contracts. The Companies shall bring current, as of the Closing Date, all amounts due under the Designated Contracts. At the Closing, the cash portion of the Purchase Price shall be reduced by an amount equal to the aggregate amount due as of the Closing under all of the Designated Contracts which are assumed by Buyer, and such aggregate withheld amount shall be divided among and paid directly to the such Designated Contract vendors in accordance with the amounts owed to each of them.

         (B) Notwithstanding anything to the contrary contained herein, Buyer is not assuming and will not be responsible for any liabilities or obligations under the Designated Contracts incurred on or occurring before the Closing Date; all such liabilities and obligations remaining the sole and exclusive responsibility of Companies pursuant to Section 1.2 herein and shall be paid or performed on or prior to the Closing Date.

         (C) Immediately after notice of the designation by Buyer of the Designated Contracts to be assigned by Companies, Companies will use their best efforts and shall diligently proceed to obtain any consents of any parties necessary to permit the assignment of the Designated Contracts. In the event that any of the Designated Contracts are not assignable, or the parties to such Designated Contract fail or refuse to consent to any assignment on or before the Closing Date, Buyer shall have no liability to assume any such Designated Contracts.

      1.4 ACCOUNTS RECEIVABLE. The Assets to be purchased by Buyer shall not include any accounts receivable of the Company as in existence on the Closing Date (the "CLOSING DATE RECEIVABLES"). The Companies and the Shareholders will retain full responsibility and expense for the collection and administration of the Closing Date Receivables. In the event that the Buyer should receive payment of any Closing Date Receivables, the proceeds thereof will be paid over to the Companies within fifteen (15) days after receipt of same by Buyer. Likewise, if the Companies or the Shareholders should receive payment of any accounts receivable of Buyer which arise out of the operation of the Assets after the Closing Date, the proceeds thereof will be paid over to Buyer within fifteen
(15) days after receipt of same by the Companies or the Shareholders.

      1.5 EMPLOYEES AND CONSULTANTS. It is expressly understood and agreed that Buyer's purchase of the Assets does not involve any undertaking on the part of Buyer to retain any of the employees or consultants of the Companies, although the Buyer shall have the right to offer employment or engagement to any such employees or consultants. The Companies and Sellers shall remain fully responsible for any severance, benefits, costs or liabilities arising out of the termination by either Company of any of its employees or consultants. The Companies and Sellers shall also remain fully responsible for any benefits, costs or liabilities incurred or accrued prior to Closing with respect to each employee or consultant retained by Buyer.

                           ARTICLE II: PURCHASE PRICE

      2.1 DETERMINATION AND PAYMENT OF PURCHASE PRICE. Subject to adjustment pursuant to Section 1.2 hereof, the aggregate purchase price to be paid by Buyer to the Companies for the Assets (the "Purchase Price") and the aforementioned non-competition agreement of the Companies and Shareholders, shall be FOUR HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($475,000.00), payable to the Companies by delivery of newly issued shares of the Common Stock, par value $.001, of IHS (the "IHS STOCK").

      2.2 ALLOCATION. The Purchase Price shall be allocated among the Assets and non-competition agreement for all accounting, reimbursement, and tax reporting purposes as follows:

         (A) $305,000 - customer lists, contracts, goodwill, trademarks and tradenames;

         (B) $95,000 - non-competition covenants set forth in Article XII;

         (C) $60,000 - equipment, materials, furnishings, and inventory; and

         (D) $15,000 - motor vehicles

                             ARTICLE III: IHS STOCK

     3.1 IHS STOCK. The Purchase Price shall be payable by means of the delivery to the Companies of IHS Stock in accordance with the following:

         (A) SHARE VALUE. The number of shares of IHS Stock issuable at Closing (the "CLOSING DATE SHARE COUNT") pursuant to Section 2.1 shall be calculated based upon a price per share of such stock equal to the average closing NYSE price of such stock for the thirty (30) trading day period immediately preceding the date which is two (2) trading days before the Closing Date.

         (B) REGISTRATION RIGHTS. IHS will use its best efforts to cause to be prepared, filed and declared effective by the Securities and Exchange Commission (the "COMMISSION") within ninety (90) days following the Closing Date, a registration statement for the registration under the Securities Act of 1933 (the "Securities Act") of the IHS Stock issued to Companies pursuant to this Agreement, including the shares issuable under Section 3.1(c) in respect of any re-calculation of the Closing Date Share Count, and IHS shall maintain the effectiveness of such registration statement for a period of one (1) year following the date on which it becomes effective (the "REGISTRATION DATE"), or until Companies shall not own any of the IHS Stock issued pursuant to this Agreement, whichever shall occur first, in each case except to the extent that an exemption from registration may be available.

         (C) SHARE ADJUSTMENT. Upon registration of the IHS Stock as provided above, the number of shares deliverable as part of the Purchase Price under
Section 2.1 hereof shall be re-calculated based upon the average closing NYSE price of IHS Stock for the 30-trading day period immediately preceding the date which is two (2) trading days before the Registration Date. If the number of shares as re-calculated under this subsection (the "Adjusted Share Count") exceeds the Closing Date Share Count, the Buyer promptly shall deliver over to the Companies an additional number of shares of IHS Stock as shall be equal to the amount of such excess, and such additional shares shall be included in the aforementioned registration statement by means of an amendment thereto prior to the Registration Date. If the Closing Date Share Count exceeds the Adjusted Share Count, the Companies promptly will return to the Buyer that number of shares of IHS Stock as shall be equal to such excess.

         (D) REGISTRATION EXPENSES. Companies shall not be responsible for, and Buyer shall bear, all of the reasonable expenses of Buyer related to such registration including, without limitation, the fees and expenses of its counsel and accountants, all of its other costs, fees and expenses incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of IHS Stock. Buyer, however, shall not be required to pay underwriter's or brokerage discounts, commissions or expenses, or to pay any costs or expenses arising out of the Companies' or any transferee's failure to comply with its obligations under this Article III.

         (E) RESALE LIMITATIONS. All resales of IHS Stock issued pursuant to this Agreement shall be effected solely through Salomon Smith Barney Inc., as broker.

         (F) REGISTRATION PROCEDURES, ETC. In connection with the registration rights granted to the Companies with respect to the IHS Stock as provided in this Section 3.1, IHS covenants and agrees as follows:

             (I)  At  IHS's  expense,   IHS  will  keep  the   registration  and
qualification under this Section 3.1 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate for a period of one (1) year following the date on which the registration becomes effective, except to the extent that an exemption from registration may be available. Buyer will immediately notify the Companies, at any time when a prospectus relating to a registration statement under this Section 3.1 is required to be delivered under the Securities Act, of the happening of any event known to IHS as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

             (II)  IHS  shall  furnish  the   Companies   with  such  number  of
prospectuses as shall reasonably be requested.

             (III) IHS shall take all necessary action which may be required in qualifying or registering IHS Stock included in a registration statement for offering and sale under the securities or Blue Sky laws of such states as reasonably are requested by the Companies, provided that IHS shall not be obligated to qualify as a foreign corporation or dealer to do business under the laws of any such jurisdiction.

             (IV) The information included or incorporated by reference in the registration statement filed pursuant to this Section 3.1 will not, at the time any such registration statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing of such registration statement or any amendments thereto. The registration statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. IHS shall indemnify the holders of IHS Stock to be sold pursuant to the registration statement, their successors and assigns, and each person, if any, who controls such holders within the meaning of ss.15 of the Securities Act or ss.20(a) of the Securities Exchange Act of 1934 ("EXCHANGE ACT"), against all loss, claim, damage expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement executed by IHS or based upon written information furnished by IHS filed in any jurisdiction in order to qualify IHS Stock under the securities laws thereof or filed with the Commission, any state securities commission or agency, NYSE or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements contained therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to IHS by the Companies expressly for use in such registration statement, any amendment or supplement thereto or any application, as the case may be. If any action is brought against the Companies or any controlling person of the Companies in respect of which indemnity may be sought against IHS pursuant to this subsection 3.1(f)(iv), the Companies or such controlling person shall within thirty (30) days after the receipt thereby of a summons or complaint, notify IHS in writing of the institution of such action and IHS shall assume the defense of such actions, including the employment and payment of reasonable fees and expenses of counsel (reasonably satisfactory to the Companies or such controlling person). The Companies or such controlling person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Companies or such controlling person unless (A) the employment of such counsel shall have been authorized in writing by IHS in connection with the defense of such action, or (B) IHS shall not have employed counsel to have charge of the defense of such action, or (C) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to IHS (in which case, IHS shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Companies and/or such controlling person shall be borne by IHS. Except as expressly provided in the previous sentence, in the event that IHS shall not previously have assumed the defenses of any such action or claim, IHS shall not thereafter be liable to the Companies or such controlling person in investigating, preparing or defending any such action or claim. IHS agrees promptly to notify the Companies of the commencement of any litigation or proceedings against IHS or any of its officers, directors or controlling persons in connection with the resale of IHS Stock or in connection with such registration statement.

         (V) The holders of IHS Stock to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify IHS, its officers and directors and each person, if any, who controls IHS within the meaning of ss.15 of the

Securities Act or ss.20(a) of the Exchange Act against all loss, claim, damage, or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising from information furnished by or on behalf of such holder, or its successors or assigns for specific inclusion in such registration statement.

         (G) NOTICE OF SALE. If the Companies desire to transfer all or any portion of IHS Stock, the Companies will deliver written notice to IHS, describing in reasonable detail their intention to effect the transfer and the manner of the proposed transfer. If the transfer is to be pursuant to an effective registration statement as provided herein, the Companies will sell the IHS Stock in compliance with the disclosure therein and discontinue any offers and sales thereunder upon notice from IHS that the registration statement relating to the IHS Stock being transferred is not "current" until IHS gives further notice that offers and sales may be recommenced. In the event of any such notice from IHS, IHS agrees to file expeditiously such amendments to the registration statement as may be necessary to bring it current during the period specified in Section 3.1(f) and to give prompt notice to the Companies when the registration statement has again become current. If the Companies deliver to IHS an opinion of counsel reasonably acceptable to IHS and its counsel and to the effect that the proposed transfer of IHS Stock may be made without registration under the Securities Act, the Companies will be entitled to transfer IHS Stock in accordance with the terms of the notice and opinion of their counsel.

         (H) FURNISH INFORMATION. It shall be a condition precedent to the obligations of IHS to take any action pursuant to this Article III that the Companies shall furnish to IHS such information regarding themselves, the IHS Stock held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their IHS Stock. In that connection, each transferee of the Companies shall be required to represent to the Buyer that all such information which is given is both complete and accurate in all material respects. The Companies shall deliver to IHS a statement in writing from the beneficial owners of such securities that they bona fide intend to sell, transfer or otherwise dispose of such securities. Each transferee will, severally, promptly notify IHS at any time when a prospectus relating to a registration statement covering such transferee's shares under this Section 3.1 is required to be delivered under the Securities Act, of the happening of any event known to such transferee as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the statements as then existing.

         (I) INVESTMENT REPRESENTATIONS. All shares of IHS Stock to be issued hereunder will be newly issued shares of IHS. The Companies represent and warrant to IHS that the IHS Stock being issued hereunder is being acquired, and will be acquired, by the Companies for investment for their own accounts and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or the applicable state securities law, except pursuant to on effective registration statement in accordance with this Article III; the Companies acknowledge that the IHS Stock constitutes restricted securities under Rule 144 promulgated by the Commission pursuant to the Securities Act, and may have to be held indefinitely, and the Companies agree that no shares of IHS Stock may be sold, transferred, assigned, pledged or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act, the rules and regulations thereunder, and under all applicable state securities laws. The Companies have the knowledge and experience in financial and business matters, are capable of evaluating the merits and risks of the investment, and are able to bear the economic risk of such investment. The Companies have had the opportunity to make inquiries of and obtain from representatives and employees of IHS such other information about IHS as they deem necessary in connection with such investment.

         (J) LEGEND. It is understood that, prior to sale of any shares of IHS Stock pursuant to an effective registration pursuant to subsection (b) above, the certificates evidencing such shares of IHS Stock shall bear the following (or a similar) legend (in addition to any legends which may be required in the opinion of IHS's counsel by the applicable securities laws of any state), and upon sale of such shares pursuant to such an effective registration, new certificates shall be issued for the shares sold without such legends except as otherwise required by law:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

         (K) CERTAIN TRANSFEREES. Prior to the effective date of registration of the IHS Stock, no transferee shall transfer any shares of IHS Stock to any person or entity unless such transferee shall have agreed in writing to be bound by the provisions applicable to the Companies under this Article III.

                             ARTICLE IV: THE CLOSING

     4.1 TIME AND PLACE OF CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall be effective as of 12:01 a.m. and shall take place on July 24, 1998, by facsimile, or at such other time and place upon which the parties may agree. The date on which the Closing is held is hereinafter called the "Closing Date."

         ARTICLE V: REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND
                                  SHAREHOLDERS

     The Companies and the Shareholders hereby represent and warrant with respect to the Companies to Buyer and IHS as follows (it being understood that, for the purposes of this Article V, "Companies" shall be deemed to refer collectively to the Companies and their subsidiaries listed on Schedule 5.25, unless the context requires otherwise):

     5.1 ORGANIZATION AND STANDING OF THE COMPANIES. Tacoma is a professional services corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Copies of Tacoma's Articles of
Incorporation and By-Laws, and all amendments thereof to date, have been delivered to Buyer and are complete and correct. Radiological is a general partnership duly organized, validly existing and in good standing under the laws of the State of Washington. Copies of Radiological's Partnership Agreement, and all amendments thereof to date, have been delivered to Buyer and are complete and correct. The Companies have the power and authority to own the property and assets now owned by them and to conduct the business presently being conducted by them. Tacoma and Radiological are qualified to do business as a foreign corporation or a foreign partnership, as the case may be, in each state where the ownership of such Company's assets or the conduct of such Company's business makes such qualification necessary.

     5.2 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution nor delivery of this Agreement including all Schedules and Exhibits hereto, or any of the other instruments and documents required or contemplated hereby and thereby ("TRANSACTION DOCUMENTS") by Shareholders and the Companies nor the performance by Shareholders and the Companies of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) the Articles of Incorporation or By-Laws of Tacoma or the Partnership Agreement of Radiological; or (ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect, provided that the consents set forth in Schedule 5.3 are obtained prior to the Closing; or (iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iv) any agreement, indenture, contract or instrument to which either Company is now a party or by which any of the assets of either Company is bound.

     5.3 CONSENTS. Except as set forth in Schedule 5.3, no authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by the Shareholders or the Companies.

     5.4 CAPITAL STOCK AND PARTNERSHIP INTERESTS. Schedule 5.4 sets forth a complete list and description of the authorized capital stock of Tacoma (the "Company Stock"), the number of shares issued and outstanding of each class or series of such capital stock, and the identity of each shareholder of Tacoma, in each case indicating the class and number of shares held. No shares of the Company Stock are held in the treasury of Tacoma. The Shareholders are the record owners of all of the Company Stock and all of such stock is duly authorized, validly issued, and fully paid and non-assessable. On the Closing Date, there will be no preemptive or first refusal rights to purchase or otherwise acquire shares of capital stock of Tacoma pursuant to any provision of law or the Articles of Incorporation or By-Laws of Tacoma or by agreement or otherwise. On the Closing Date, there shall not be outstanding any warrants, options, or other rights to subscribe for or purchase from Tacoma any shares of capital stock of Tacoma, nor shall there be outstanding any securities convertible into or exchangeable for such shares. Schedule 5.4 also sets forth a complete list and description of the partners of Radiological and their percentage ownership interest in Radiological.

     5.5 ASSETS. As of the Closing, the Assets will include all of the tangible and intangible assets of the Business as presently constituted; other than cash, whether on hand or in any deposit accounts or certificates of deposit, the Closing Date Receivables, provider agreements and provider numbers with Medicare and Medicaid, and inventory, supplies and other assets disposed of in the ordinary course of business, consistent with the prior practice of the Business.
Schedule 5.5 sets forth a complete list and description of all fixed assets of Business, including but not limited to fixtures, equipment and motor vehicles. The Assets are not subject to any liens, claims or encumbrances, except such existing liens which will be paid at Closing and are set forth on Schedule 5.5.

     5.6 TRADEMARKS. Schedule 5.6 sets forth a complete and accurate list of all trademarks, service marks, or applications for any of the same, copyrights, and other items of intellectual property that are owned, possessed or used by the Business. There are no claims or proceedings pending or, to the knowledge of the Companies, overtly threatened against the Companies asserting that the use of any of the aforementioned properties or rights infringes the rights of any other person, and, to the knowledge of the Companies, the Companies are not infringing on the intellectual property rights of any other person. To the Companies' and Sellers' knowledge, there is nothing which would prohibit the transaction of business by Buyer or any company designated by Buyer in the State of Washington under the trade name "Mobile Medical Diagnostics".

     5.7 CONTRACTS. Schedule 5.7 sets forth a complete and correct list of all agreements, contracts and commitments of the following type related to the Business to which either Company is a party or by which either Company or any of the Companies' assets are bound and as to which either Company has any outstanding material obligations as of the date hereof (the "CONTRACTS"):

         (A) each contract or agreement for the employment or retention of, or collective bargaining, severance or termination agreement with, any director, officer, employee, consultant, agent or group of employees of the Companies;

         (B)  each  profit   sharing,   thrift,   bonus,   incentive,   deferred
compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement;

         (C) each agreement or arrangement for the sale of any of the Companies' assets, properties or rights outside the ordinary course of business (by sale of assets, sale of stock, merger or otherwise) which is currently in effect;

         (D) each contract currently in effect which contains any provisions requiring either Company to indemnify or act for, or guarantee the obligation of, any other person or entity;

         (E) each agreement restricting either Company from conducting business anywhere in the world;

         (F) each partnership or joint venture contract or similar arrangement or agreement which is likely to involve a sharing of profits or future payments with respect to the Business or any portion thereof;

         (G)  each  licensing,   distributor,   dealer,   franchise,   sales  or
manufacturer's representative, agency or other similar contract, arrangement or commitment which involves consideration of more than $5,000;

         (H)  each  contract   under  which  either  Company   performs   mobile
radiological, mobile EKG or mobile ultrasound services for any nursing home, healthcare or other facility;

         (I) each agreement with a nursing home, health care facility or any other customer with special pricing arrangements, together with a list of such rates or description of such arrangements;

         (J) each lease of real property;

         (K)  any  other   radiologist,   cardiologist   or  other   physician's
agreements;

         (L) each agreement, consent order, settlement or similar arrangement with any party, including any Governmental Authority (as defined in Section 5.23); or

         (M) any other agreement not made in the ordinary and normal course of business which involves consideration of more than $5,000.

     Except as indicated on Schedule 5.7, each of the Contracts was entered into and requires performance in the ordinary course of business and is in full force and effect. The Companies are not in material default under any Contract and there has not been asserted, either by or against the Companies under any Contract, any written notice of default, set-off or claim of default. To the knowledge of the Companies, the parties to the Contracts other than the Companies are not in material default of any of their respective obligations under the Contracts, and there has not occurred any event which with the passage of time or the giving of notice (or both) would constitute a material default or material breach under any Contract. All amounts payable under the Contracts are, or will at the Closing Date, be on a current basis. Each Contract with respect to which consent is required by reason of the transactions contemplated by this Agreement is identified on Schedule 5.7. Neither of the Companies nor any Shareholder has received notice or has reason to believe that any of the Contracts will be terminated by any party thereto after the date hereof.

     5.8 CUSTOMERS. Schedule 5.8 sets forth: (i) a complete and correct list of the name and address of all current customers of the Companies related to the Business; and (ii) a summary of the patient examinations and procedures by customer by month for the two years ended December 31, 1996 and December 31, 1997 and the first five months of 1998 related to the Business. As of the date hereof, the Companies and Shareholders have received no notice that any customer related to the Business will cancel a contract or request a change of service.

     5.9 FINANCIAL STATEMENTS.

         (A) The unaudited balance sheets of the Companies related to the Business for the fiscal years ended December 31, 1996, and December 31, 1997, and the related statements of operations and stockholders' equity and statements of cash flows for the years then ended (the "UNAUDITED FINANCIAL STATEMENTS"), annexed hereto as Schedule 5.9(a), present fairly in all material respects the financial condition and results of operations of the Companies related to the Business at and for the periods therein specified.

         (B) The unaudited balance sheet of the Companies related to the Business as of May 31, 1998, and the related statements of operations and stockholders' equity and statements of cash flows for the period then ended (the "UNAUDITED INTERIM FINANCIAL STATEMENTS"), annexed hereto as Schedule 5.9(b), present fairly in all material respects the financial condition and results of operations of the Companies related to the Business at and for the periods therein specified.

     5.10 FEE SCHEDULES AND REIMBURSEMENT. Schedule 5.10 sets forth (i) a complete and correct list of the 1997 and 1998 fee schedules of the Companies related to the Business, including the amounts charged and the Medicare and Medicaid allowable rates; and (ii) a complete and correct list of any and all Medicaid and Medicare refunds paid by the Companies related to the Business or pending payment by the Companies related to the Business during the last three
(3) fiscal years.

     5.11 MATERIAL CHANGES. Except as noted on Schedule 5.11, between the date of the Unaudited Interim Financial Statements and the date of this Agreement, there has not been any material adverse change in the condition (financial or otherwise) of the assets, properties, operations, operating results, Medicare and Medicaid reimbursement, third party billing and/or direct billing, customer and employee relations or business prospects of the Companies related solely to the Business or any damage or destruction of any of the Assets or their places of business by fire or other casualty, whether or not covered by insurance, and during such period of time the Companies have conducted the Business only in the ordinary and normal course.

     5.12 LICENSES AND PERMITS. Schedule 5.12 sets forth a description of (a) all licenses and other governmental or other regulatory permits or approvals required for the operation of the Business that are now in effect, including all certificates of occupancy issued with respect to the Business; and (b) each other license, permit, or other authorization that is necessary for the operation of the Business (collectively, the "Licenses"). Shareholders have delivered to Buyer copies of all of the Licenses. The Companies own, possess or have the legal right to use the Licenses, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. To the knowledge of the Companies, the Companies are not in default under any such License, and the Companies have not received any notice of any default or any other claim or proceeding relating to, any such License. No shareholder, director or officer, employee or former employee of the Companies, or any person, firm or corporation other than the Companies owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part in any of the Licenses.

     5.13 TITLE, CONDITION OF TANGIBLE PERSONAL PROPERTY.

         (A) The Companies have good and marketable title to, or valid and subsisting leasehold interests in, all of the tangible personal property located at their places of business or used in connection with the operation of the Business, subject to no mortgage, security interest, pledge, lien, claim, encumbrance or charge, or restraint on transfer whatsoever other than Permitted Liens (as defined below) or liens or security interests to be paid or satisfied before Closing as set forth on Schedule 5.13(a) hereof. No other person has any right to the use or possession of any of such property which is owned and no currently effective financing statement with respect to such tangible personal property has been filed under the Uniform Commercial Code in any jurisdiction, and the Companies have not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. All of such tangible personal property comprising equipment, vehicles, improvements, furniture and other tangible personal property in use by the Companies, whether owned or leased, is in good operating condition and repair, subject to normal wear and tear, and comprises the equipment used by the Companies to operate the Business in a manner consistent with their operation during the immediately preceding twelve (12) months.

         (B) Except as set forth on Schedule 5.13(b), no tangible personal property used by the Companies in connection with the operation of the Business is subject to a lease, conditional sale, security interest or similar arrangement except security interests to be paid before Closing. The Companies do not lease any of the Assets.

         (C) "Permitted Liens" shall mean:

             (I) carriers', warehouseman's, mechanics, materialmen's, repairmen's or other like liens arising in the ordinary course of business which are (A) not overdue for a period of more than 30 days or (B) which are being contested in good faith and by appropriate proceedings, provided that if such contest shall continue for more than 30 days, the amount thereof shall be bonded or properly reserved against at the end of such 30-day period;

             (II) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

             (III) rights of lessors under leases set forth on Schedule 5.13(b);

             (IV) pledges or deposits in connection with worker's compensation, unemployment insurance, and other social security legislation; and

             (V) liens for taxes not yet due and payable.

     5.14 LEGAL PROCEEDINGS. Other than as set forth on Schedule 5.14, there are no claims, actions, suits or proceedings or arbitrations, either administrative or judicial, pending, or, to the knowledge of the Companies, overtly threatened against or affecting the Business, or the Companies' ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

     5.15 EMPLOYEES. Schedule 5.15 contains a complete and correct list of the name, position, and current rate of compensation and any other compensation arrangements or fringe benefits, and Federal W-2 Forms for the 1997 calendar year, of (i) each employee related to the Business, and (ii) any consultant or agent of the Companies related to the Business that are not reflected in any agreement or document referred to in Schedule 5.7. Except as set forth on
Schedule 5.15, the Companies currently do not have any pension, profit sharing, or welfare benefit plan applicable to any of the employees of the Companies related to the Business. No such employee, consultant or agent has any vested or unvested retirement benefits or other termination benefits, except as described on Schedule 5.15.

     5.16 COLLECTIVE BARGAINING, LABOR CONTRACTS, EMPLOYMENT PRACTICES, ETC. During the two years prior to the Closing Date, there has been no material adverse change in the relationship between the Companies related to the Business and their employees nor any strike or material labor disturbance by such employees affecting the Business and, to the knowledge of the Companies, there is no indication that such a change, strike or labor disturbance is likely. The Companies' employees related to the Business are not represented by any labor union or similar organization and the Companies have no reason to believe that there are pending or threatened any activities, the purpose of which is to achieve such representation, of all or some of the Companies' employees related to the Business. Except as set forth on Schedule 5.7 or
Schedule 5.15, the Companies have no collective bargaining or other labor contracts, employment contracts, pension, profit-sharing, retirement, insurance, bonus, deferred compensation or other employee benefit plans, agreements or arrangements in connection with the Business with respect to their employees. The Companies are in material compliance with the requirements prescribed by all Federal, state and local statutes, orders and governmental rules and regulations applicable to any of the employee benefit plans, agreements and arrangements related to the Business identified on Schedule 5.7 and Schedule 5.15, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988, any such Government Requirements respecting employment determination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor management relations and unemployment insurance, or related matters and there are no threatened or pending claims relating thereto, in each case. In the event of termination of employment of an employee of either Company related to the Business, Buyer will not, pursuant to any agreement with any Shareholder or either Company or by reason of any representation made or plan adopted by any Shareholder or either Company prior to the Closing, be liable to any employee of either Company related to the Business for so-called "severance pay", parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare, insurance benefits, accrued vacation and sick days.

     5.17 ERISA.

         (A) The Companies do not maintain or make contributions to and have not at any time in the past maintained or made contributions to, any employee benefit plan related to the Business which is subject to the minimum funding standards of ERISA. The Companies do not now maintain or make contributions to, and have not at any time in the past maintained or made contributions to, any multi-employer plan related to the Business subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980 (the "MULTI-EMPLOYER ACT").

         (B) Schedule 5.17(b) sets forth each severance agreement, and each plan, agreement or arrangement, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA maintained by either Company related to the Business for any employees of either Company, or with respect to which either Company has liability with respect to any employees of either Company related to the Business, or makes or has an obligation to make contributions on behalf of employees of either Company related to the Business ("PLANS").

         (C) Schedule 5.17(c) identifies all employees of the Companies related to the Business on leave of absence eligible to receive health benefits, as required by the continuation health care provisions of Section 4980B of the Internal Revenue Code of 1986, as amended or Section 601 through 608 of ERISA ("COBRA"). Notice of the availability of

COBRA coverage has been provided to all employees of the Companies related to the Business on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

     5.18 INSURANCE AND SURETY AGREEMENTS. Schedule 5.18 contains a true and correct list of: (a) all policies of fire, liability and other forms of insurance held or owned by either Company in connection with the Business (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation); and (b) all bonds, indemnity agreements and other agreements of suretyship made for or held by either Company in connection with the Business, including a brief description of the character of the bond or agreement and the name of the surety or indemnifying party. Schedule 5.18 sets forth for each such insurance policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the annual premium and a brief description of the nature of insurance included under each such policy and of any claims made thereunder during the past two years. Such policies are owned by and payable solely to the Companies, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date. All insurance policies listed on Schedule
5.18 are in full force and effect, all premiums due on or before the Closing Date have been or will be paid on or before the Closing Date, the Companies have not been advised by any of their insurance carriers of an intention to terminate or modify any such policies other than under circumstances where the Companies have received a commitment for a replacement policy, nor have the Companies failed to comply with any of the material conditions contained in any such policies.

     5.19 RELATIONSHIPS. Except as disclosed on Schedule 5.19 hereto, neither the Companies nor any Shareholder nor any principal, officer, director, employee, partner or affiliate of the Companies or any controlling shareholder has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Business.

     5.20 ABSENCE OF CERTAIN EVENTS. Except as set forth on Schedule 5.20, since the date of the Unaudited Interim Financial Statements the Companies in connection with the Business have not, and from the date of this Agreement through the Closing Date, the Companies in connection with the Business will not have:

         (A) sold, assigned or transferred any of their assets or properties related to the Business, except in the ordinary course of business;

         (B) mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever, other than a Permitted Lien, any of the Assets;

         (C) made or suffered any termination of any mobile radiological, mobile EKG or mobile ultrasound services contract related to the Business other than in the ordinary course of business;

         (D) made or suffered any amendment or termination of any other contract, commitment, instrument or agreement involving consideration or liability in excess of $10,000 related to the Business, other than in the ordinary course of business;

         (E) except in the ordinary course of business, or otherwise as necessary to comply with any applicable minimum wage law, increased the salaries or other compensation of any of their employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled in connection with the Business;

         (F) failed to pay or discharge when due any liabilities, the failure to pay or discharge which has caused or will cause any actual damage or give rise to the risk of a loss to the Companies related to the Business in excess of $10,000;

         (G) changed any of the accounting principles followed by them or the methods of applying such principles related to the Business;

         (H) failed to collect, withhold and/or pay to any proper Governmental Authority, any Taxes (as defined in Section 5.23) required by applicable law to be so collected, withheld and/or paid related to the Business;

         (I) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority relating to them or their property or received any threat thereof related to the Business; and

         (J) entered into any transaction related to the Business other than in the ordinary course of business involving consideration in excess of $10,000.

     5.21 COMPLIANCE WITH LAWS.

         (A) The Companies in connection with the Business are in compliance with all Governmental Requirements (as defined herein). Except for notices of non-compliance as to which the Companies have taken corrective action acceptable to the applicable governmental agency, and as set forth in Schedule 5.21, the Companies in connection with the Business have not, within the period of twelve months preceding the date of this Agreement, received any written notice that they fail to comply in any material respect with any applicable Federal, state, local, Medicare, Medicaid or other governmental laws or ordinances, or any applicable order, rule or regulation of any Federal, state, local, Medicare, Medicaid or other governmental agency having jurisdiction over the Business ("GOVERNMENTAL REQUIREMENTS"). The Companies shall report to Buyer, within five
(5) business days after receipt thereof, any written notices that the Companies are not in compliance in any material respect with any of the foregoing.

         (B) Without limiting the generality of subsection (a) above, the Companies have at all times complied, and are complying in all respects, with all federal, state and local environmental laws, rules, regulations, ordinances, governmental rules and related laws applicable to them, their leased properties, and all other real properties used by them in the operation of the Business, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act, and subsequent amendments, the Federal Toxic Substances Control Act, as amended, with respect to the environmental or healthful state, condition or quality of any property related to the Business (collectively "ENVIRONMENTAL LAWS"). The foregoing representation and warranty applies to all aspects of the operations of the Business and the use and ownership of the Assets including, but not limited to, the use, handling, treatment, storage, transportation and disposal of any hazardous, toxic or infectious waste, material or substance (including medical waste), and to petroleum products, material or waste, at any other location of the Business. No notice from any Governmental Authority has ever been served upon either Company related to the Business claiming any violation of, or addressing any possible non-compliance with respect to, any Environmental Law.

     5.22 FINDERS. No broker or finder has acted for the Shareholders or the Companies in connection with the transactions contemplated by this Agreement, and no other broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Shareholders or the Companies.

     5.23 TAX RETURNS.

         (A) Except as set forth in Schedule 5.23, (i) all Tax (as defined below) returns, statements, reports and forms or extensions with respect thereto required to be filed with any Federal, state, local or other governmental department or court or other authority having jurisdiction over it ("GOVERNMENTAL AUTHORITY") on or before the Closing Date by or on behalf of the Companies, have been or will be timely filed on or before the Closing Date in accordance in all material respects with all applicable Governmental Requirements; and (ii) the Companies have timely paid all Taxes payable by it.

         (B) For purposes of this Agreement, "Tax" means any net income, gross income, sales, use, franchise, personal, or real property tax.

     5.24 ENCUMBRANCES CREATED BY THIS AGREEMENT. The execution and delivery of this Agreement, or any of the Companies' Transaction Documents, does not, and the consummation of the transactions contemplated hereby or thereby will not, create any liens or other encumbrances on any of the Companies' assets in favor of third parties.

     5.25 SUBSIDIARIES AND JOINT VENTURES. Schedule 5.25 sets forth a complete list of all subsidiaries, joint ventures and partnerships related to the Business only in which either Company is the record or beneficial owner of more than ten (10%) percent of the equity interest.

All of the issued and outstanding  capital stock of the  subsidiaries  listed on
Schedule 5.25 hereto is owned of record or beneficially by either Company or by one of the listed subsidiaries except as listed on Schedule 5.25.

     5.26 COMPLETE DISCLOSURE. No representation or warranty by the Companies or the Shareholders in this Agreement or any Exhibit or Schedule referred to herein and no written statement, certificate or other writing furnished to the Buyer by or on behalf of the Companies or the Shareholders pursuant to this Agreement, when considered in conjunction with all other such representations, warranties, schedules, written statements, certificates or other writings furnished to Buyer by or on behalf of the Companies or the Shareholders pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

     5.27 BOOKS OF ACCOUNT; RECORDS. The Companies' general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of the Companies related to the Business are, in all material respects, complete and correct, and have been maintained on a consistent basis. All documents furnished to Buyer will be correct and complete copies.

     5.28 QUESTIONABLE PAYMENTS. None of the Shareholders nor the Companies, or any director, officer, controlling person or employee of the Companies, and no affiliate of Companies, (a) has used any corporate funds of the Companies to make any payment to any officer, employee, representative, agent of any government, or to any political party or official thereof, where such payment either (i) is unlawful under laws applicable thereto; or (ii) would be unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or recommendations or otherwise in connection with the operation of the Business.

     5.29 REIMBURSEMENT  MATTERS.  Except as disclosed on Schedule 5.29, (i) the
Companies and Sellers have not received any notice of recoupment from the Medicare or Medicaid programs, or any other third party reimbursement source (inclusive of managed care organizations), (ii) the Shareholders and the Companies are not aware of any basis for the assertion after the Closing Date of any such recoupment claim against the Companies related to the Business, and
(iii) the Sellers have not received notice from any Medicare or Medicaid program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened investigations or surveys related to the Business, and neither the Sellers, nor the Companies have any reason to believe that any such investigation or survey is pending, threatened or imminent.

     5.30 MEDICARE/MEDICAID PARTICIPATION. All services provided by the Companies related to the Business are certified for participation or enrollment in all Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs or other third party reimbursement source (inclusive of managed care organizations), are in compliance with the conditions of participation of such programs, and have received all approvals or qualifications necessary for capital reimbursement, if applicable.

     5.31 POWER AND AUTHORITY. The Companies have all requisite corporate power and authority to execute, deliver and perform this Agreement, and as of the Closing, the Companies will have all requisite corporate power and authority to execute, deliver and perform the Transaction Documents required to be delivered by them to the Buyer at the Closing. All action required by Tacoma's Articles of Incorporation, By-Laws or Radiological's Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and the Transaction Documents has been taken.

     5.32 CAPACITY. As of the Closing, the Shareholders have the full legal power and capacity to make, execute, deliver and perform this Agreement and the Transaction Documents required or contemplated hereby or thereby to be executed or delivered by them at the Closing. Such execution, delivery, performance and consummation have been made in the exercise of each such Shareholder's free will and volition.

     5.33 BINDING EFFECT. This Agreement and all Transaction Documents executed by the Companies and Shareholders constitute the legal, valid and binding obligations of each such party, enforceable against such party in accordance with their respective terms.

     5.34 QUESTIONNAIRES. The healthcare law questionnaire heretofore delivered to the Companies by Buyer (the "Questionnaire") will be attached hereto as
Exhibit 5.34 and will as of the Closing Date have been fully and accurately completed and will not contain any material misstatement of any fact and will not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

           ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF BUYER AND IHS

     Buyer and IHS represent and warrant to the Companies and the Shareholders as follows:

     6.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. IHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2 POWER AND AUTHORITY. Buyer and IHS have the corporate power and authority to execute, deliver and perform this Agreement, and as of the Closing, Buyer and IHS will have the corporate power and authority to execute and deliver the Transaction Documents required to be delivered by such party to the Companies at the Closing.

     6.3 BINDING AGREEMENT. This Agreement has been duly executed and delivered by Buyer and IHS. This Agreement is, and when executed and delivered by Buyer and IHS at the Closing each of the Transaction Documents executed by Buyer and IHS will be, the legal, valid and binding obligations of Buyer and IHS, enforceable against Buyer and IHS in accordance with their respective terms.

         6.4 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or any of the Transaction Documents by Buyer and IHS nor the performance by the Buyer and IHS of the transactions contemplated hereby and thereby conflicts with, or constitutes a breach of or a default under (i) the formation documents of the Buyer and IHS, or (ii) any law, rule, judgment, order, writ, injunction, or decree of any court currently in effect applicable to Buyer and IHS, or (iii) any rule or regulation of any administrative agency or other governmental authority currently in effect applicable to Buyer and IHS, or (iv) any agreement, indenture, contract or instrument to which the Buyer or IHS is now a party or by which any of the assets of the Buyer or IHS is bound.

         6.5 CONSENTS. No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Buyer or IHS.

         6.6 FINDERS. No broker or finder has acted for Buyer or IHS in connection with the transactions contemplated by this Agreement, and no other broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Buyer or IHS.

         6.7 CAPITAL STOCK. IHS has duly authorized and reserved for issuance the shares of IHS Stock to be issued in connection herewith, and, when issued in accordance with the terms of Article III, such shares of IHS Stock will be validly issued, fully paid, and nonassessable and free of preemptive rights.

          ARTICLE VII: INFORMATION AND RECORDS CONCERNING THE COMPANIES

         7.1 ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING. Prior to the Closing Date, Companies' (it being understood that, for the purpose of this Article VII, "Companies" shall be deemed to refer collectively to the Companies and their subsidiaries listed on Schedule 5.25) shall make available to Buyer such records of the Business as reasonably required by Buyer to update its due diligence review of the Companies and provide access to representatives of the Companies to discuss the due diligence update process with representatives of Buyer.

             ARTICLE VIII: OBLIGATIONS OF THE PARTIES UNTIL CLOSING

         8.1 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing, the Companies and their subsidiaries shall maintain their existence and shall conduct the Business in the customary and ordinary course of business consistent with past practice.

         8.2 NEGATIVE COVENANTS OF THE COMPANIES AND THEIR SUBSIDIARIES. Without the prior written approval of Buyer, neither Company nor any of their subsidiaries shall, between the date hereof and the Closing:

             (A) cause or permit to occur any of the events or occurrences described in Section 5.20 (Absence of Certain Events) of this Agreement related to the Business;

             (B) dissolve, merge or enter into a share exchange with or into any other entity;

             (C) enter into any contract or agreement with any union or other collective bargaining representative representing any employees of the Business without the prior written consent of Buyer;

             (D) sell off any Assets related to the Business other than in the ordinary course of business; or

             (E) make any change to their by-laws, articles of incorporation or partnership agreement.

         8.3 AFFIRMATIVE COVENANTS. Between the date hereof and the Closing, the Companies and each of their subsidiaries shall:

             (A) maintain the Business in substantially the state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted;

             (B) maintain in full force and effect all Licenses currently in effect with respect to the Business unless such License is no longer necessary for the operation of the Business;

             (C) maintain in full force and effect the insurance policies and binders currently in effect related to the Business, or the replacements thereof related to the Business, including without limitation those listed on Schedule 5.18;

             (D) utilize their reasonable efforts to preserve intact the present business organization of the Companies and their subsidiaries in connection with the Business; keep available the services of the Companies' and their subsidiaries' present employees and agents related to the Business; and maintain the Companies' relations and goodwill with suppliers, employees, affiliated medical personnel and any others having business relating to the Business;

             (E) maintain all of the books and records in accordance with their past practices in connection with the Business;

             (F) comply in all material respects with all provisions of the Contracts listed in Schedule 5.7 and with any other material agreements that the Companies and their subsidiaries in connection with the Business have entered into in the ordinary course of business since the date of this Agreement, and comply in all material respects with the provisions of all material laws, rules and regulations applicable to the Business;

             (G) cause to be paid when due, all taxes, assessments and charges or levies imposed upon them in connection with the Business or on any of their properties in connection with the Business or which they are required to withhold and pay over in connection with the Business;

             (H) to the knowledge of the Sellers or Companies, promptly advise Buyer in writing of the threat or commencement against the Companies and their subsidiaries of any claim, action, suit or proceeding, arbitration or investigation or any other event that would materially adversely affect the operations, properties, assets or prospects of the Business, including, but not limited to the threatened cancellation of any contract to provide radiological, EKG or ultrasound services; and

             (I) to the knowledge of the Sellers or Companies, notify the Buyer in writing of any event involving the Companies and their subsidiaries which has had or may be reasonably expected to have a material adverse effect on the business or financial condition of the Companies and their subsidiaries or may involve the loss of contracts with any of the Companies' or their subsidiaries' customers.

         8.4 PURSUIT OF CONSENTS AND APPROVALS. Prior to the Closing, Buyer shall use its reasonable efforts to obtain all consents and approvals of governmental agencies and all other parties necessary for the lawful consummation of the transactions contemplated hereby and the lawful use, occupancy and enjoyment of the Companies' and their subsidiaries' businesses in accordance herewith ("Required Approvals"). The Companies and their subsidiaries shall cooperate with and use their reasonable efforts to assist Buyer in obtaining all such approvals.

         8.5 EXCLUSIVITY. Until the earlier of Closing or the termination of this Agreement pursuant to Section 12.1, neither Company nor any Shareholder, nor any of their respective affiliates, shall enter into any agreement, commitment or understanding with respect to, or engage in any discussions or negotiations directly or indirectly with, or encourage or respond to any solicitations from, any other party with respect to the sale of the Assets, or in respect of the sale of any shares of capital stock in Tacoma, or in respect of the sale of any partnership interest in Radiological.

             ARTICLE IX: CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Buyer's obligations to consummate the purchase of the Assets is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Buyer in writing. Upon failure of any of the following conditions, Buyer may terminate this Agreement pursuant to and in accordance with Article XII herein.

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Companies and the Shareholders made pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of such time, except to the extent affected by the transactions herein contemplated.

         9.2 PERFORMANCE OF COVENANTS. The Shareholders and the Companies shall have performed or complied in all material respects with their respective agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.3 DELIVERY OF CLOSING CERTIFICATE. The Shareholders and the Companies shall have executed and delivered to Buyer a certificate of its president or general partners, as the case may be, dated the Closing Date, upon which Buyer may rely, certifying that the conditions contemplated by Sections 9.1 and 9.2 applicable to it have been satisfied.

         9.4 OPINION OF COUNSEL. The Companies shall have delivered to Buyer an opinion, dated the Closing Date, of its counsel, in substantially the form attached hereto as Exhibit 9.4. Said opinion shall be addressed to and may be relied upon by Buyer and its counsel.

         9.5 LEGAL MATTERS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any governmental authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

         9.6 AUTHORIZATION DOCUMENTS. Buyer shall have received a certificate of the Secretary or other officer of the Company certifying as of the Closing Date a copy of Resolutions of Tacoma's Board of Directors and Radiological's managing partner authorizing their execution and full performance of the Transaction Documents and the incumbency of their respective officers.

         9.7 MATERIAL CHANGE. Since the date of the Unaudited Interim Financial Statements, there shall not have been any material adverse changes in the condition (financial or otherwise) of the assets, properties, operations, operating results, Medicare and Medicaid reimbursement, third party billing and/or direct billing, customer and employee relations or business prospects of the Companies.

         9.8 APPROVALS.

             (A) The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been granted, including without limitation, the Required Approvals;

             (B) None of the foregoing consents or approvals (i) shall have been conditioned upon the modification, cancellation or termination of any material lease, contract, commitment, agreement, license, easement, right or other authorization with respect to the Business, other than as disclosed or approved hereunder, or (ii) shall impose on the Buyer any material condition or provision or requirement with respect to the Business or its operation that is more restrictive than or different from the conditions imposed upon such operation prior to Closing.

         9.9 IRS FORM 8594. The Companies shall have executed and delivered to Buyer IRS Form 8594 reflecting the allocation of the Purchase Price in accordance with Section 2.2.

         9.10 INSURANCE. If the Companies' existing general and professional liability coverage is on a claim made basis, then the Companies shall have paid for and delivered to Buyer a tail policy with respect to liability insurance coverage satisfactory to Buyer.

         9.11 GOOD STANDING CERTIFICATE. Tacoma shall have delivered to Buyer a good standing certificate issued by the Washington Secretary of State with respect to Tacoma, dated not more than thirty (30) days prior to the Closing Date.

         9.12 BILL OF SALE. The Companies shall have executed and delivered to Buyer the Bill of Sale substantially in the form of Exhibit 9.12.

         9.13 REGULATORY MATTERS. Companies shall have provided to Buyer all licenses, permits, and other regulatory materials pertaining to the Business as shall have been reasonably requested by Buyer.

         9.14 TITLE MATTERS. Companies and Sellers shall have furnished all recorded title documents, mortgages, liens, and other matters affecting title to the Assets.

         9.15 LEASED PROPERTY. Companies shall have purchased any equipment or vehicles previously leased by the Companies in connection with the Business.

         9.16 SALES TAX. Sellers shall have paid all sales tax for motor vehicles and equipment, if applicable.

         9.17 CHANGE OF NAME. Radiological shall have taken such reasonable steps as Buyer shall have requested to change its name so as not to include any trade names or service names included in the Assets.

         9.18 PATIENT EXAMINATION SUMMARY. Companies shall have provided Buyer with a true and correct summary of the mobile x-ray, EKG and ultrasound patient examinations and procedures for each of their customers by month for the two years ended December 31, 1997 and the first five months of 1998.

         9.19 BOARD APPROVAL. Buyer and IHS shall have received all necessary Board of Directors Approvals.

         9.20 OTHER DOCUMENTS. Shareholders and the Companies shall have furnished Buyer with all other documents, certificates and other instruments required to be furnished to Buyer by Shareholders and the Companies pursuant to the terms hereof.

            ARTICLE X: CONDITIONS PRECEDENT TO COMPANIES' OBLIGATIONS

         The Companies' obligation to consummate the sale of the Assets is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Sellers in writing. Upon failure of any of the following conditions, Sellers may terminate this Agreement pursuant to and in accordance with Article XII herein.

         10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer made pursuant to this Agreement, shall be true in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of such time, except to the extent affected by the transactions herein contemplated.

         10.2 PERFORMANCE OF COVENANTS. Buyer shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

         10.3 DELIVERY OF CLOSING CERTIFICATE. Buyer shall have delivered to the Companies a certificate of a senior vice president of Buyer dated the Closing Date upon which the Companies can rely, certifying that the statements made in Sections 10.1 and 10.2 are true, correct and complete as of the Closing Date.

         10.4 OPINION OF COUNSEL. Buyer shall have delivered to the Companies an opinion, dated the Closing Date, of Blass & Driggs, Esqs., counsel for Buyer, in the form attached as Exhibit 10.4.

         10.5 LEGAL MATTERS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any governmental authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect.

         10.6 GOOD STANDING CERTIFICATES. Buyer shall have delivered to the Companies good standing certificates issued by the California and Washington Secretaries of State with respect to the Buyer, and IHS shall have delivered to the Companies a good standing certificate issued by the Delaware Secretary of State with respect to IHS, all of which shall be dated not more than thirty (30) days prior to the Closing Date.

         10.7 OTHER DOCUMENTS. Buyer shall have furnished the Companies with all documents, certificates and other instruments required to be furnished to the Companies by Buyer pursuant to the terms hereof.

              ARTICLE XI: OBLIGATIONS OF THE PARTIES AFTER CLOSING

         11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Companies and Shareholders set forth in this Agreement or in any Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing. Notwithstanding any investigation conducted before or after the Closing or the decision of any party to consummate the Closing, each party hereto shall be entitled to rely and is hereby declared to have reasonably relied upon the representations and warranties of the other party.

         11.2 INDEMNIFICATION   BY   SHAREHOLDERS   AND  THE  COMPANIES.   The
Shareholders and the Companies shall indemnify jointly and severally and defend Buyer and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including, without limitation, reasonable attorney's fees and expenses) (all of the foregoing hereinafter collectively referred to as "Loss") resulting from:

             (A) any inaccuracy in any representation or certification, or breach of any warranty, made by the Shareholders or the Companies in this Agreement or any Transaction Document;

             (B) the breach of any covenant or undertaking by the Shareholders or the Companies contained in this Agreement which survives the Closing and is not waived by Buyer at or prior to the Closing;

             (C) ownership or operation of the Companies or their business or assets prior to the Closing Date, including, without limitation, (i) any Excess Reimbursement Liabilities (as defined in Section 1.2); (ii) any Loss arising out of any bulk transfer act (whether relating to liabilities in general or taxes or otherwise; (iii) any Taxes resulting from the operation of the business of the Companies or ownership of any of the Assets for any period ending on or before the Closing Date; (iv) any Loss arising out of the noncompliance of the Companies with COBRA or any like statute; (v) any claim of the type that would be covered by a standard liability insurance policy, including, without limitation, professional liability, malpractice, general liability, automobile liability, workers' compensation and/or employer's liability insurance, arising out of the operation of the Business prior to the Closing Date, including payments of any deductibles applicable to the aforesaid policies; and (vi) any and all actions, suits, proceedings, demands, assessments, judgments, settlements (to the extent approved by the Companies, such approval not to be unreasonably withheld, delayed or conditioned), costs and legal expenses incident to any of the foregoing.

         Without limiting the foregoing, the Companies and Shareholders hereby represent and warrant to Buyer that they have complied with any and all bulk transfer act or similar procedures applicable to the transactions herein contemplated.

         11.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and defend Shareholders and the Companies and hold them harmless against and with respect to any and all Loss occurring or suffered resulting from:

               (A) any inaccuracy in any representation or certification, or breach of any warranty, made by the Buyer in this Agreement or any Transaction Document;

               (B) the breach of any covenant or undertaking by Buyer which survives the Closing and is not waived by Shareholders or the Companies at or prior to the Closing.

         11.4  CONTROL OF DEFENSE OF INDEMNIFIABLE CLAIMS.

               (A) Buyer shall give Shareholders prompt written notice of the claim for which it seeks indemnification. Failure of the Buyer to give such prompt notice shall not relieve the Shareholders of their indemnification obligation, provided that such indemnification obligation shall be reduced by any damages suffered by Shareholders resulting from a failure to give prompt notice hereunder. The Shareholders shall be entitled to participate in the defense of such claim. If at any time the Buyer acknowledges in writing that the claim is fully indemnifiable under this Agreement, it shall have the right to assume total control of the defense of such claim at its own expense. If the Shareholders do not assume total control of the defense of any such claim, the Buyer agrees not to settle such claim without the written consent of the Shareholders, which consent shall not be unreasonably withheld. Nothing contained in this Section 11.4 shall prevent either party from assuming total control of the defense and/or settling any claim against it for which indemnification is not sought under this Agreement.

               (B) The Shareholders and the Companies shall give Buyer prompt written notice of the claim for which they seek indemnification. Failure of the Shareholders and the Companies to give such prompt notice shall not relieve the Buyer of its indemnification obligation, provided that such indemnification obligation shall be reduced by any damages suffered by Buyer resulting from a failure to give prompt notice hereunder. The Buyer shall be entitled to participate in the defense of such claim. If at any time the Shareholders and the Companies acknowledge in writing that the claim is fully indemnifiable under this Agreement, they shall have the right to assume total control of the defense of such claim at their own expense. If the Buyer does not assume total control of the defense of any such claim, the Shareholders and the Companies agree not to settle such claim without the written consent of the Buyer, which consent shall not be unreasonably withheld. Nothing contained in this Section 11.4 shall prevent either party from assuming total control of the defense and/or settling any claim against it for which indemnification is not sought under this Agreement.

               (C) Notwithstanding anything to the contrary contained in this Agreement, if there shall be any claim for Excess Reimbursement Liabilities with respect to which Buyer shall be seeking indemnification, Buyer will have the sole right to contest or appeal such claim, using at least the same standard of care as it would apply to contests or appeals with respect to reimbursement liabilities in general. Buyer may, in its sole and absolute discretion, at any time discontinue any such contest or appeal or enter into a settlement with respect thereto prior to the final determination thereof (a "Final Determination"); provided, however, that if it intends to discontinue or settle any such appeal or contest prior to Final Determination, then it must provide the Shareholders with reasonable prior written notice of such intent and of the current status of the appeal or contest or proposed settlement, and upon request of the Shareholders, Buyer shall permit the Companies and the Shareholders, as the indemnifying parties, to thereafter control (without the right to settle the same unless Buyer shall consent to such settlement, which consent shall not unreasonably be withheld) the contest and appeal of such Excess Reimbursement Liabilities claim on behalf of Buyer; it being understood, however, that the Companies and the Shareholders shall continue to be obligated to indemnify Buyer for any Excess Reimbursement Liabilities unless the Buyer shall, in its sole discretion, elect not to permit the Companies and the Shareholders to control the contest and appeal of any such Excess Reimbursement Liabilities for which the Shareholders have requested control in accordance with the foregoing.

         11.5  RESTRICTIONS.

               (A) From and after the Closing Date, neither the Companies nor the Shareholders shall disclose, directly or indirectly, to any person outside of Buyer's employ without the express authorization of the Buyer, any patient lists, customer lists, pricing strategies, customer files, or patient files and records related to the Business, any proprietary data or trade secrets owned by the Companies related to the Business or any financial or other information about the Business not then in the public domain; provided, however, that Shareholders shall be permitted to make such disclosures as may be required by law or by a court or governmental authority; provided further, such patient files and records shall be available for use by the Companies in connection with other treatment of the Companies' patients where such treatment is unrelated to the Business.

               (B) After the Closing Date, neither the Companies nor the Shareholders shall engage or participate in any effort or act to induce any of the customers, physicians, suppliers, associates, employees or independent contractors of the Business to cease doing business, or their association or employment, with the Business.

               (C) For a period of three (3) years following the Closing Date, neither the Companies nor the Shareholders shall, directly or indirectly for, or on behalf of themselves or any other person, firm, entity or other enterprise, be employed by, be a director or manager of, act as a consultant for, be a partner in, have a proprietary interest in, give advice to, loan money to any person, enterprise, partnership, association, corporation, joint venture or other entity of any type, licensed or unlicensed, which is engaged in or provides mobile radiological, mobile EKG or mobile ultrasound services in the State of Washington. Notwithstanding the foregoing, the Shareholders shall not be restricted from performing radiological interpretations for any party other than one which is engaged in the mobile radiological, mobile EKG or mobile ultrasound service business or engaging in any activity or enterprise not related to a mobile radiological, mobile EKG or mobile ultrasound service business.

               (D) The Shareholders and the Companies acknowledge that the restrictions contained in this Section 11.5 are reasonable and necessary to protect the legitimate business interests of Buyer and that any violation thereof by any of them would result in irreparable harm to Buyer. Accordingly, Shareholders agree that upon the violation by any of them of any of the restrictions contained in this Section 11.5, Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law or equity, under this Agreement or otherwise. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.

         11.6 RECORDS. On the Closing Date, the Companies shall deliver, or cause to be delivered, to Buyer all records and files not then in Buyer's possession relating to the operations of the Business, including without limitation x-ray films, EKG tracings, ultrasound studies, radiology and cardiology reports, physician orders, customer marketing and advertising information and personnel records (collectively the "Records"). Buyer shall keep and maintain the Records in accordance with state and federal requirements, keep the Records available for review and copying by the Sellers for reasonable medical or other purposes, and keep a contact person for access to the Records for so long as state and federal law requires such records to be maintained.

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

         11.7  CUSTOMER  TRANSITION.  Upon  Closing,  the  Companies and certain
Shareholders will join in signing a letter to the Companies' customers announcing the transfer of the Companies' business to the Buyer, the form of such letter to be mutually satisfactory to such Shareholders, the Companies, and the Buyer. The Companies' marketing representative shall be available to accompany representatives of the Buyer in visiting or otherwise contacting customers of the Companies to discuss the transition of their existing service agreements to the Buyer. In addition, the Shareholders and the Companies' administrator will be available for a period of four (4) months following the Closing Date for a reasonable period of time per month to answer questions regarding such transaction.

         11.8 USE OF PREMISES. The Companies shall provide, without charge, the right of access to the Companies' premises at 3402 South 18th Street, Tacoma, Washington ("PREMISES") during normal business hours to Buyer's employees in order to use the processor, that Buyer will be acquiring during this transaction which is located at the Premises, and to store the films and records for a period of sixty (60) days following the Closing Date. Also, Companies shall permit Buyer to store and operate Buyer's teleradiography equipment at the Premises for a period of sixty (60) days following the Closing Date, provided, Buyer shall pay all costs and expenses related to the installation and operation of the equipment.

                            ARTICLE XII: TERMINATION

         12.1 TERMINATION. This Agreement may be terminated at any time at or prior to the Closing by:

               (A) Buyer, if any condition precedent to Buyer's obligations hereunder set forth in Article IX hereof has not been satisfied by the Closing Date or pursuant to Section 13.1 if any portion of the Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever;

               (B) the Companies, if any condition precedent to Companies' obligations hereunder set forth in Article X hereof has not been satisfied by the Closing Date; or

               (C) the mutual consent of Buyer and the Companies.

         12.2 EFFECT OF TERMINATION. If a party terminates this Agreement because one of its conditions precedent has not been fulfilled, or if this Agreement is terminated by mutual consent, or if it is terminated pursuant to
Section 13.1, this Agreement shall become null and void without any liability of any party to the other; provided, however, that if such termination is by reason of the breach by any party of any of its representations, warranties or obligations under this Agreement, the other party shall be entitled to be indemnified for any Losses incurred by it by reason thereof in accordance with
Article XI hereof (and for such purposes such Article XI shall survive the termination of this Agreement). Further, nothing in this Section 12.2 shall affect

Buyer's right to specific performance of the obligations of the Companies and Shareholders at Closing hereunder.

                      ARTICLE XIII: CASUALTY, RISK OF LOSS

         13.1 CASUALTY, RISK OF LOSS. The Companies and Shareholders shall bear the risk of all loss or damage to any of the Assets from all causes which occur prior to the Closing. If at any time prior to the Closing any portion of the Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, the Companies and Shareholders shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within ten (10) days of receipt of such notice, to (1) elect not to proceed with the Closing and terminate this Agreement, or (2) proceed to Closing and consummate the transactions contemplated hereby and receive any and all insurance proceeds received or receivable by any Shareholder or either Company on account of any such casualty. Nothing contained in this Section 13.1 shall limit or adversely affect the right of Buyer to receive indemnification for any Losses incurred by either of them by reason of any breach by any Shareholder or either Company of any representation, warranty or obligation under this Agreement in accordance with Section 11.2 hereof (and for such purposes such Section 11.2 shall survive the termination of this Agreement).

                           ARTICLE XIV: MISCELLANEOUS

         14.1 COSTS AND EXPENSES. Except as expressly otherwise provided in this Agreement, Buyer, Shareholders and the Companies shall bear their own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, no such costs and expenses shall be charged to the Assets.

         14.2 PERFORMANCE. In the event of a breach by any party of its obligations hereunder, the other party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and, to the extent allowed or not prohibited by applicable law, the breaching party hereby waives the defense that there may be an adequate remedy at law. Should any party default in its performance, or other remedy, the prevailing party shall be entitled to its reasonable attorneys' fees.

         14.3 BINDING EFFECT. This Agreement binds and inures to the benefit of each party hereto and its successors and proper assigns.

         14.4 EFFECT AND CONSTRUCTION OF THIS AGREEMENT. This Agreement and the Exhibits and Schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

     14.5 COOPERATION - FURTHER ASSISTANCE. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purposes of this Agreement, and to vest in Buyer good title to, possession of and control of all of the Assets.

     14.6 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given or made when personally delivered to the party or parties entitled to receive the notice or within five
(5) days when sent by certified or registered mail, postage prepaid, or on the next business day if sent for next day delivery by a nationally recognized overnight courier, in either case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

If to the Companies                  Tacoma Radiological Associates, P.S.
and Shareholders:                    P.O. Box 1535
                                     Tacoma, WA 98405
                                     Attn: William Jackson, M.D.

with a copy to:                      Roy F. Kussmann, Esq.
                                     McGavick Graves
                                     1102 Broadway, Suite 500
                                     P.O. Box 1317
                                     Tacoma, WA 98401-1317

If to the Buyer:                     Symphony Diagnostic Services No.1, Inc.
                                     8181 W. Broward Blvd., Suite 370
                                     Plantation, FL 33324
                                     Attn:  Martin Ardman, Senior Vice President

with a copy to:                      Integrated Health Services, Inc.
                                     10065 Red Run Boulevard
                                     Owings Mills, MD 21117
                                     Attn: Marshall A. Elkins, Esq.

With a copy to:                      Michael S. Blass, Esq.
                                     Blass & Driggs, Esqs.
                                     461 Fifth Avenue, 19th Floor
                                     New York, NY 10017

     14.7 WAIVER, DISCHARGE, ETC. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     14.8 RIGHTS OF PERSONS NOT PARTIES. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto.

     14.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, disregarding any rules relating to the choice or conflict of laws.

     14.10 AMENDMENTS, SUPPLEMENTS, ETC. At any time before or after the execution and delivery of this Agreement by the parties hereto, this Agreement may be amended or supplemented by additional agreements, articles or certificates, as may be mutually determined by the parties to be necessary, appropriate or desirable to further the purposes of this Agreement, to clarify the intention of the parties, or to add to or to modify the covenants, terms or conditions hereof or thereof. The parties hereto shall make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate any filing or recording required for the consummation of any portion of the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

     14.11 SEVERABILITY. Any provision, or distinguishable portion of any provision, of this Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intention of the parties that if any provision of Section 11.5 shall be determined to be overly broad in any respect, then it should be enforceable to the maximum extent permissible under the law. To the extent permitted by applicable law, the parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

     14.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     14.13 ARBITRATION. Any dispute or controversy between any of the parties hereto pertaining to the performance or interpretation of this Agreement shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association. The venue of any arbitration related to this Agreement shall be located in the State of Washington. The cost of such proceeding shall be shared equally by all parties thereto, and each such party shall bear its own costs incurred as a result of its participation in any such arbitration.

     14.14 PUBLIC ANNOUNCEMENTS. Any general public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and as such manner as Buyer or IHS shall determine; provided that nothing herein shall prevent either party, upon as much prior notice as shall be possible under the circumstances to the other, from making such written announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.

                       [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties hereto and in the capacity indicated below has executed this Agreement as of the day and year first above written.

                                              TACOMA:
WITNESS:                                      TACOMA RADIOLOGICAL
                                              ASSOCIATES, P.S. D/B/A MOBILE
                                              MEDICAL DIAGNOSTICS

By: /s/ NANCY B. TURNER                       By: /s/ WILLIAM B. JACKSON
   -----------------------------                  ------------------------------

                                              Name: William B. Jackson
                                                   -----------------------------
                                              Title:  President


                                              RADIOLOGICAL:
WITNESS:                                      RADIOLOGICAL ASSOCIATES

By: /s/ NANCY B. TURNER                       By: /s/ WILLIAM B. JACKSON
   ---------------------------------             -------------------------------

                                              Name:  William B. Jackson
                                                    ----------------------------

                                              Title: Partner
                                                    ----------------------------


WITNESS:                                      SHAREHOLDERS:

By: /s/ NANCY B. TURNER                       /s/ WILLIAM B. JACKSON
   --------------------------------           ----------------------------------
                                              William B. Jackson, M.D.

WITNESS:

By:/s/ NANCY B. TURNER                        /s/ EMORY J. BOURDEAU, M.D.
   --------------------------------           ---------------------------------
                                              Emory J. Bourdeau, M.D.

WITNESS:

By:/s/ NANCY B. TURNER                        /s/ ANTHONY S. LAZAR
   --------------------------------           ------------------------------
                                              Anthony S. Lazar, M.D.

WITNESS:

By:  /s/ NANCY B. TURNER                      /s/ MILTON S. BLEIWEISS
   ----------------------------------         ----------------------------------
                                              Milton S. Bleiweiss, M.D.

WITNESS:

By:/s/ NANCY B. TURNER                        /s/ GEORGE A. WEIS
   ----------------------------------         ----------------------------------
                                              George A. Weis, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                       /s/ DENNIS G. SCHOLL
   ----------------------------------         ----------------------------------
                                              Dennis G. Scholl, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                       /s/ DONALD R. ROSE
   ----------------------------------         ----------------------------------
                                              Donald R. Rose, M.D.

WITNESS:

By:/s/ NANCY B. TURNER                        /s/ RICHARD S. JERDE
   ----------------------------------         ----------------------------------
                                              Richard S. Jerde, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                       /s/ RICHARD S. TOBIN
   ----------------------------------         ----------------------------------
                                              Richard S. Tobin, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                       /s/ ROBERT R. LIVINGSTON
   ----------------------------------         ----------------------------------
                                              Robert R. Livingston, M.D.

WITNESS:

By:/s/ NANCY B. TURNER                         /s/ PHILLIP C. LESH
   ----------------------------------          ---------------------------------
                                               Phillip C. Lesh, M.D.

WITNESS:

By:/s/ NANCY B. TURNER                         /s/ MARK S. YUHASZ
   ----------------------------------          ---------------------------------
                                               Mark S. Yuhasz, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                        /s/ DREW H. DEUTSCH
   ----------------------------------          ---------------------------------
                                               Drew H. Deutsch, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                        /s/ RANDOLPH K. OTTO
   ----------------------------------          ---------------------------------
                                               Randolph K. Otto, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                        /s/ JOHN H. PEIXOTTO
   ----------------------------------          ---------------------------------
                                               John H. Peixotto, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                        /s/ FRANCIS W. WESSBECHER
   ----------------------------------          ---------------------------------
                                               Francis W. Wessbecher, M.D.

WITNESS:

By:/s/ NANCY B. TURNER                         /s/ TOD E. WURST
   ----------------------------------          ---------------------------------
                                               Tod E. Wurst, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                        /s/ THOMAS S. KESKEY
   ----------------------------------          ---------------------------------
                                               Thomas S. Keskey, M.D.

WITNESS:

By: /s/ NANCY B. TURNER                        /s/ THOMAS J. RAFOTH
   ----------------------------------          ---------------------------------
                                               Thomas J. Rafoth, M.D.

                                               BUYER:

                                               SYMPHONY DIAGNOSTIC SERVICES
                                               NO.1, INC.


                                               By: /s/ MARTIN ARDMAN
                                                  ------------------------------
                                                       Martin Ardman
                                                       Senior Vice President

                                               IHS:

                                               INTEGRATED HEALTH SERVICES,
                                               INC.

                                               By: /s/ ELIZABETH B. KELLY
                                                  ------------------------------
                                                       Name: Elizabeth B. Kelly
                                                       Executive Vice President
                                                       Corporate Development